Exhibit 1

RISK FACTORS

An investment in and ownership of our common stock, Class B or Class C Warrants  is one of high risk. You should carefully consider the risks described below before deciding whether to exercise your warrants, or to invest in or continue to hold our common stock. If any of the contingencies discussed in the following paragraphs or other materially adverse events actually occur, the business, financial condition and results of operations could be materially and adversely affected. In such case, the trading price of our common stock could decline, and you could lose all or part of your investment.

We have historically had severe working capital shortages, even following significant financing transactions.

Although we raised capital totaling more than $31,000,000 (net of expenses) during fiscal 2005, we have had working capital shortages in the past and our quarterly report on Form 10-QSB for the quarter ended October 31, 2005, indicates that we have a working capital deficit of in excess of $900,000. A significant amount of the investments received during fiscal year 2005 resulted from the issuance of convertible debentures in the total amount of $22,770,000 in February 2005. Principal repayments are required (in either cash or common stock, assuming certain conditions have been met) to commence on March 1, 2006 (at the rate of approximately $1,900,000 per month), and as a result, substantially all of the convertible debentures will be treated as a current liability as of January 31, 2006.

We anticipate that this working capital deficit will continue to increase until, if ever, we are able to raise additional financing. In addition, our operating losses have continued through the first six months of our 2006 fiscal year and can be expected to continue through the remainder of our 2006 fiscal year. We believe we have sufficient working capital to finance our anticipated operations and projected negative cash flow through our 2006 fiscal year, but we will need a significant amount of additional financing to meet our obligations during our 2007 fiscal year. We continue to explore economically viable financing arrangement options, which, if available, will likely be implemented. Without the required additional financing, we will likely have a difficult time financing our operations during our 2007 fiscal year (commencing May 1, 2006). Our outstanding convertible debentures contain significant restrictions on our ability to raise any additional capital for so long as the convertible debentures are outstanding and ultimately, our ability to finance our operations will depend on our ability to generate revenues that exceed our expenses. Although we believe we are on a path to that end, we cannot offer any assurance that we will be able to succeed in reaching that goal.

We have three business segments and, during our 2006 fiscal year each of our segments is operating at a loss, in some cases significant losses.

Through October 31, 2005, and as reflected in the following table, our financial statements show that each of our three operating segments have been operating at a loss (amounts in 000’s):

	Six Months Ended
	October 31,
	2005	2004
Segment operating (loss) income:
Life sciences	$(209)	$(35)
Homeland security	(1,366)	—
Semiconductor materials and products	(3,474)	(2,608)
Reconciling amounts	(2,354)	(1,690)
Total	$(7,403)	$(4,333)

Previously our life sciences segment operated profitably, but reductions in prices paid for our products have led to operating losses during the current fiscal year. As described in the next risk factor, unless we are able to develop and sell new products profitably, we may be unable to remain competitive and it is likely that our losses and negative cash flow will continue.

Unless we are able to develop and sell new products profitably, we may be unable to remain competitive, furthering the likelihood that our losses and negative cash flow will continue.

We have not operated profitably since our 1996 fiscal year, and as discussed in the preceding risk factor, none of our segments is currently operating profitably. We recognized net income for the year ended April 30, 2000, only because of the gain recognized on the sale of our depleted zinc assets to Eagle-Picher Technologies, LLC.

Our ability to generate additional revenues (and ultimately net income) is dependent upon the success of our homeland security and semiconductor operations and our ability to develop new products, including those that use stable and radioactive isotopes while marketing and selling those products profitably. To date, our SOI operations and our wafer reclamation operations have been a significant cash drain and, while we are continuing to take steps to reduce the costs of the operation and to increase the revenues (including the launch of our 300-millimeter product line), we cannot offer any assurance that the measures we have taken will be successful or that the silicon wafer operations will ever be profitable. In addition our life sciences operations were not profitable for the six months ended October 31, 2005 because of competitive conditions and, due to the loss of a significant number of former Chemotrade radioisotope customers in January 2006, it will be difficult to become profitable in this segment as well.

We have only had limited success in marketing our homeland security products, having sold only two units of the first generation of our NeutroTest portable, neutron-based explosive detection device and no units of our ion mobility spectroscopy (“IMS”) technology for the detection of chemical weapons and other toxic substances or the second generation of our NeutroTest device. Although we have commenced marketing these products, we cannot offer any assurance that our marketing efforts will result in any sales or that any sales will result in significant revenues to us.

We are currently dependent on our continuing revenues and increasing orders to improve our operating results, and cash payments from our customers to provide working capital. To the extent orders and deliveries are reduced because of changing customer needs or our inability to supply product, or to the extent payments from customers are reduced because of adverse financial conditions affecting our customers, we will be adversely affected.

It is possible that the following circumstances may develop and may adversely impact our available working capital and materially impact our ability to continue our business operations:

•                  unanticipated expenses in developing our new products or in producing or marketing our existing products;

•                  the necessity of having to protect and enforce our intellectual property rights;

•                  technological and market developments; or

•                  a corporate decision to expand our production capacity through capital investment or acquisition.

We may not be able to obtain equity or debt financing on reasonable terms when we need such financing. The unavailability of additional financing, when needed, could have a material adverse effect on our business.

We have raised capital and issued shares during the years ended April 30, 2005 and 2004, and subsequently which has resulted (and will in the future when warrant exercises or conversions occur result) in dilution to our existing shareholders. This was necessary in order to provide necessary working capital or obtain assets and services. We will likely issue more shares to raise additional capital or to obtain other services or assets, any of which may result in substantial additional dilution.

During the course of the last two fiscal years and the current 2006 fiscal year, we have raised approximately $38,500,000 of working capital (net of issuance costs) to finance our business operations and acquisitions. We have raised this capital by issuing convertible debentures, shares of common stock, convertible preferred stock, common stock warrants to accredited investors and as compensation to investment bankers making introductions to the accredited investors and the exercise of previously issued common stock warrants and stock options. During this same period of time, we have issued common stock warrants and shares of common stock to several persons in exchange for their promises to perform investment banking and financial advisory services to us. In many cases, these issuances were below the then-current market prices and can be considered dilutive to our existing shareholders—both as a reduction of their percentage ownership in Isonics and because of issuances that will be, when warrants are exercised or preferred stock or debentures are converted, at prices below the market.

If we raise additional working capital, we will likely have to issue additional shares of our common stock and common stock warrants at prices that may dilute the interests of our existing shareholders.

Repayment of the convertible debentures will exhaust our cash resources or result in significant dilution to our shareholders; to the extent that we do not have a sufficient number of registered shares or if we are not able to maintain the prospectus as current, we may be unable to pay interest or principal in shares.

At January 31, 2006, we have convertible debentures outstanding in a total principal amount of $22,770,000. We are obligated to commence repayment of principal on March 1, 2006. Currently we do not have sufficient cash resources to repay principal and we plan to pay principal and accrued interest by issuing shares of our common stock. There are significant risks associated with our repayment of the convertible debentures in shares of our common stock:

•                  We are obligated to pay interest at a price equal to 90% of the average 20-day trading price, and to pay principal at a price equal to 88% of the average 10-day trading price. Because of the low price at which our stock is currently trading and because of the discounted price at which we are obligated to pay interest and principal, our shareholders will suffer significant dilution as a result of our repayment in shares.

•                  We are only entitled to pay interest and principal in shares if we have a current registration statement for the resale of those shares. Because of the low price of our common stock at the current time, we will be obligated to issue common stock in payment of interest and redemption of principal at prices substantially below that estimated in the original registration statement. We cannot offer any assurance that we will be able to increase the number of shares available for use in the payment of interest and the redemption of principal if needed.

•                  Our ability to maintain a current registration statement and prospectus is dependent on a number of factors, some of which are outside of our control. If we are unable to maintain a current registration statement and prospectus for the resale of the shares by the debenture holders, we will be unable to pay the debenture holders in shares; at the present time we do not have sufficient cash resources to make any payment to the debenture holders and would, consequently, risk being in default under the debentures.

Our working capital shortage raises a substantial doubt regarding our ability to continue as a going concern.

As described above, at October 31, 2005, we had a working capital shortage, and that working capital deficit has increased substantially as a result of the convertible debentures having been reclassified from long-term debt to a current liability inasmuch as they are repayable in full from March 1, 2006 through February 1, 2007. Our January 31, 2006 financial statements to be included in our Form 10-QSB to be filed on or about March 17, 2006, will classify substantially all of the convertible debentures indebtedness ($22,770,000 in total) as a current liability. In addition, we have continued to use cash in our operations and investing activities, thus reducing our current assets.

In view of the matters described in the preceding paragraph, recoverability of a major portion of the recorded asset amounts shown in our financial statements is dependent upon our continued operations, which in turn is dependent upon our ability to meet our financing requirements on a continuing basis, to maintain present financing, and to succeed in our future operations. Our financial statements (as filed with the SEC) do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should we be unable to continue in existence.

We continue to pursue funding that will help us meet our future cash needs. We are currently working with several different sources, including both strategic and financial investors, in order to raise sufficient capital to finance both our continuing operations and our research and development activities. Although there is no assurance that additional funding will be available, we believe that our current business plan, if successfully funded, will significantly improve our operating results and cash flow in the future.

Operations in Russia, the Republic of Uzbekistan, and the Republic of Georgia may be disrupted because of a volatile political and economic climate beyond our control, which could adversely affect our supply of raw materials.

Operations in Russia, the Republic of Uzbekistan, and the Republic of Georgia entail risks. The former republics of the Soviet Union including Uzbekistan and Georgia are experiencing political, social and economic change as they obtain independence from the former central government in Moscow. Some of the republics, including Russia, Uzbekistan and Georgia, are attempting to transition from a central-controlled economy toward a market-based economy. These changes have involved, in some cases, armed conflict, and the risk of continued instability has increased since the terrorist attacks on the United States of September 11, 2001 and the commencement of the wars in Iraq and Afghanistan. Although Uzbekistan borders Afghanistan, the activities in Afghanistan have not impacted our supply of isotopes. Political or economic instability in these republics may continue or worsen. The price, availability, quality, quantity, ability to export and supply of stable and radioactive isotopes could be directly affected by political, economic and military conditions in Russia, Uzbekistan and Georgia.

We are dependent on suppliers from Russia, Uzbekistan, and Georgia for substantially all of our stable isotopes and our radioisotopes. Accordingly, our operations could be materially adversely affected if hostilities in Russia, Uzbekistan, or Georgia should occur, if trade between Russia, Uzbekistan and/or Georgia and the United States were interrupted or ceased, if political conditions in Russia, Uzbekistan or Georgia disrupt transportation or processing of our goods, if laws or government policies concerning foreign business operations in Russia, Uzbekistan or Georgia change substantially, or if tariffs are introduced.

Historically we have depended upon few customers for a significant portion of our revenues and our business could have been materially and adversely affected if we lost any one of those customers.

As a result of the acquisition of PPSC, we have significantly increased our revenues for the six months ended October 31, 2005 as compared to the six months ended October 31, 2004. As a result, we decreased our reliance on a few customers for a significant portion of our revenues. For the six months ended October 31, 2005, one customer accounted for 18% of total revenues while one customer accounted for 21% of revenues for the six months ended October 31, 2004. However, significant reductions in sales to any of these large customers have had, and may in the future have, an adverse effect on us by reducing our revenues and our gross margins. Present or future customers could terminate their purchasing patterns with us or significantly change, reduce or delay the amount of isotopes or other products ordered from us.

We have realized increased expenses, reduced revenues, and longer than anticipated delays in integrating past business acquisitions into our operations, and we may face similar difficulties with future acquisitions as well.

We experienced increased costs and delays in integrating the operations of the business and assets we acquired from EMG in June 2004, and we also realized revenues that were significantly reduced from that which we had anticipated. Regardless of the extent of our planning, we may recognize increased costs and delays, and reduced revenues, when integrating future business acquisitions into our business operations and strategy. While we believe that we have and will continue to plan for integration of business operations to the best of our ability, we cannot offer any assurance that any or all such efforts will proceed as anticipated. While the integration of PPSC (acquired in May 2005) has been relatively smooth, if efforts at integrating other businesses and assets that we may acquire in the future achieve similar difficulties as we realized in the integration of the EMG business and assets, we may have unanticipated expenses, delays and revenue reductions.

If demand for any of our products grows suddenly, we may lack the resources to meet demand or we may be required to increase our capital spending significantly.

If we are able to develop and market our products successfully, we may experience periods of rapid growth that place a significant strain on our financial and managerial resources. Through our marketing efforts we have increased the number and type of products we offer to our customers in our effort to replace the cash flow reduction that occurred as a result of the sale of our depleted zinc operations, and we are continuing to look for new products to offer. Through our research and development efforts we are also attempting to develop additional products and lines of business. Our ability to manage growth effectively, particularly given our increasing scope of operations, will require us to continue to implement and improve our management, operational and financial information systems, and will require us to develop the management skills of our personnel and to train, motivate and manage our employees. Our failure to effectively manage growth could increase our costs of operations and reduce our margins and liquidity, which could have a material adverse effect on our business, financial condition and results of operations.

Because we are dependent upon our key personnel for our future success, if we fail to retain or attract key personnel, our business will be adversely affected.

Our future success will depend in significant part upon the continued service of our key technical, sales and senior management personnel, including James E. Alexander, our President and Chief Executive Officer; Boris Rubizhevsky, our Senior Vice President and President of HSDC, and Lindsay A. Gardner, our Vice President of Corporate Development and Life Sciences. We have obtained $1,000,000 of key man life insurance on the lives of Mr. Alexander and Mr. Rubizhevsky. Currently both Mr. Alexander and Mr. Rubizhevsky are covered by employment agreements that are renewable on an annual basis. Ms. Gardner is covered by an employment agreement with an indefinite term that provides at-will employment, terminable at any time by either party.

We believe that our future success will also depend upon our ability to attract and retain other qualified personnel for our operations. The failure to attract or retain such persons could materially adversely affect our business, financial condition and results of operations.

We may not be able to protect our intellectual property, which would reduce our competitive advantage.

We rely primarily on a combination of patents and patent applications, trade secrets, confidentiality procedures, and contractual provisions to protect our technology. Despite our efforts to protect our technology, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Policing unauthorized use of our technology and products is difficult. In addition, the laws of many countries do not protect our rights to information, materials and intellectual property that we regard as proprietary and that are protected under the laws of the United States. We may not be able to protect our proprietary interests, or our competitors may independently develop similar technology or intellectual property. If either one of these situations occurs, we may lose existing customers and our business may suffer.

The validity of any of the patents licensed to us, or that may in the future be owned by us, may not be upheld if challenged by others in litigation. Further, our products or technologies, even if covered by our patents, may infringe upon patents owned by others. We could incur substantial costs in defending suits brought against us, or any of our licensors, for infringement, in suits by us against others for infringement, or in suits contesting the validity of a patent. Any such proceeding may be protracted. In any suit contesting the validity of a patent, the patent being contested would be entitled to a presumption of validity and the contesting party would be required to demonstrate invalidity of such patent by clear and convincing evidence. If the outcome of any such litigation were adverse to our interests, our liquidity and business operations would be materially and adversely affected.

We face technological change and intense competition both domestically and internationally which may adversely affect our ability to sell our products profitably.

Although we do not believe that any entity produces a complete range of stable enriched isotopes for commercial sale, many of our competitors have significantly greater funding than do we and may be able to develop products which are competitive with our products.

Further, it is possible that future technological developments may occur. The market for our homeland security products and our isotope products is characterized by rapidly evolving technology and a continuing process of development. Our future success will depend upon our ability to develop and market  our homeland security and isotope products that meet changing customer and technological needs on a cost effective and timely basis. If we fail to remain competitive by anticipating the needs of our customers and our customers contract with other suppliers, our revenues and resulting cash flow could be materially and adversely affected.

We could be subject to environmental regulation by federal, state and local agencies, including laws that impose liability without fault, which could produce working capital shortages and lessen shareholders’ equity.

We could become subject to a variety of federal, state, and local environmental regulations relating to the use, storage, discharge and disposal of hazardous chemicals used during manufacturing processes, although we do not believe that there is any such regulation directly applicable to our current operations. Regulations that become applicable to our operations in the future could restrict our ability to expand our facilities or could require us to acquire costly equipment or to incur other significant expenses to comply with governmental regulations. Historically, our costs of compliance with environmental regulations have not been significant.

We are controlled by only a few officers and directors and, consequently, purchasers of our shares will have little ability to elect or control our management.

Even if all outstanding warrants and stock options are exercised and convertible securities are exchanged for common stock (13,800,000 shares of common stock, assuming a conversion price of $1.65 based on 88% of the closing price of $1.87 on February 17, 2006), our directors and officers will beneficially own 11.0% of the outstanding shares of common stock as of January 31, 2006, and, accordingly, may have the ability to elect a majority of the directors of Isonics and otherwise control the company. As a result, such persons, acting together, will have the ability to substantially influence all matters submitted to stockholders for approval, including the election and removal of directors and any merger, consolidation or sale of substantially all of our assets, and to control our management and affairs. Such concentration of ownership may have the effect of delaying, deferring or preventing a change in control, impeding a merger, consolidation or takeover or other business combination involving us or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of our business, even if such a transaction would be beneficial to other stockholders.

We risk exposing ourselves to an above-policy limit product liability claim, which could adversely affect our working capital, shareholders’ equity and profitability.

The use of our radioisotopes in radiopharmaceuticals and in clinical trials may expose us to potential product liability risks that are inherent in the testing, manufacture, marketing, and sale of human diagnostic and therapeutic products. We currently have product liability insurance; however, there is a risk that our insurance would not cover completely or would fail to cover a claim, in which case we may not have the financial resources to satisfy such claims, and the payment of claims would require us to use funds that are otherwise needed to conduct our business and make our products.

Our common stock is vulnerable to pricing and purchasing actions that are beyond our control and, therefore, persons acquiring or holding our shares or warrants may be unable to resell their shares at a profit as a result of this volatility.

The trading price of our securities has been subject to wide fluctuations in response to quarter-to-quarter variations in our operating results, our announcements of technological innovations or new products by us or our competitors, and other events and factors. The securities markets themselves have from time to time and recently experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. Announcements of delays in our testing and development schedules, technological innovations or new products by us or our competitors and developments or disputes concerning patents or proprietary rights could have a significant and adverse impact on such market prices. Regulatory developments in the United States and foreign countries, public concern as to the safety of products containing radioactive compounds, economic and other external factors, all affect the market price of our securities. In addition, the realization of any of the risks described in these “Risk Factors” could have a significant and adverse impact on such market prices.

SEC penny stock regulations may limit the ability to trade our securities on the Nasdaq Capital Market.

Although our common stock is currently quoted on the Nasdaq Capital Market, our common stock has in the past been subject to additional disclosure requirements for penny stocks mandated by the Securities Enforcement Remedies and Penny Stock Reform Act of 1990. The SEC Regulations generally define a penny stock to be an equity security that is not traded on the Nasdaq Stock Market and has a market price of less than $5.00 per share. We have, at times in the past, been included within the SEC Rule 3a-51 definition of a penny stock. When our common stock is considered to be a “penny stock”, trading is covered by Rule 15g-9 promulgated under the Securities Exchange Act of 1934, for non-Nasdaq and non-national securities exchange listed securities.

Under this rule, broker-dealers who recommend such securities to persons other than established customers and accredited investors must make a special written disclosure to, and suitability determination for, the purchaser and receive the purchaser’s written agreement to a transaction prior to sale. The regulations on penny stocks limit the ability of broker-dealers to sell our common stock and thus the ability of purchasers of our common stock to sell their securities in the secondary market. To the extent we are able to maintain our listing on the Nasdaq Capital Stock Market, we will not be subject to these penny stock rules. Reasons for being unable to maintain our listing on the Nasdaq Capital Market include:

•                  the inability to maintain a bid price for our common stock of $1.00 for the requisite period of time, and

•                  the inability to maintain either the minimum stockholders’ equity, market capitalization or net income along with the required number of market makers and shareholders necessary for listing.

Our stock has in the past traded at prices significantly below the $1.00 per share minimum maintenance requirements as recently as August and September 2004. The volatility of our stock price, and our financial condition may result in our failing to meet Nasdaq’s requirements in the future. As a result, we could potentially be at risk of Nasdaq action to remove our securities from its Capital market. We cannot give any assurance that we will be able to meet the Nasdaq requirements to maintain our Capital listing, or that if we do, a stable trading market will develop for our stock or our warrants.

Future sales of our common stock may cause our stock price to decline.

Our stock price has declined from a price of approximately $6.00 per share at the beginning of 2005 to a price of $2.09 per share at January 31, 2006. Our stock price may decline further as a result of future sales of our shares or the perception that such sales may occur. As of January 31, 2006, approximately 5,000,000 shares of common stock held by existing stockholders constitute “restricted shares” as defined in Rule 144 under the Securities Act. The restricted shares may only be sold if they are registered under the Securities Act, or sold under Rule 144, or another exemption from registration under the Securities Act.

Approximately 90% of the restricted shares of our common stock are either eligible for sale pursuant to Rule 144 or have been registered under the Securities Act for resale by the holders. We are unable to estimate the amount, timing, or nature of future sales of outstanding common stock. Sales of substantial amounts of our common stock in the public market may cause the stock’s market price to decline.

We have never paid any cash dividends on our common stock and we do not anticipate paying cash dividends on our common stock in the foreseeable future.

We have never declared or paid a cash dividend on our common stock. We presently intend to retain our earnings, if any, to fund development and growth of our business and, therefore, we do not anticipate paying cash dividends in the foreseeable future. Additionally, the terms of the convertible debentures issued in February 2005 contain restrictions on our ability to pay dividends to holders of our common stock.

Outstanding Convertible Debentures, options and warrants may make it difficult for us to obtain additional capital on reasonable terms.

As of January 31, 2006, we had convertible debentures aggregating $22,770,000 in principal amount convertible into approximately 13,800,000 shares of common stock (assuming a conversion price of $1.65 based on 88% of the closing price of $1.87 on February 17, 2006). In addition, we had outstanding options and common stock warrants for the purchase of up to 7,615,942 shares of common stock at an average exercise price of $2.92 per share. If all of the outstanding options and common stock warrants were to be converted, they would represent approximately 14% of our outstanding common shares on a fully diluted basis (assuming all of our convertible debt is converted to common stock at an assumed conversion price of $1.65 based on 88% of the closing price of $1.87 on February 17, 2006). Future investors will likely recognize that the holders of the options and warrants will only exercise their rights to acquire our common stock when it is to their economic advantage to do so. Therefore, even with lower current market prices for our common stock, the market overhang of such a large number of warrants, options, and convertible preferred stock may adversely impact our ability to obtain additional capital because any new investors will perceive that the securities offer a risk of substantial potential future dilution.

If we fail to effect and maintain registration of the common stock issued or issuable pursuant to conversion of our convertible debentures, or certain of our outstanding common stock warrants, we may be obligated to pay the investors of those securities liquidated damages.

We have various obligations to file and obtain the effectiveness of certain registration statements which include certain outstanding common stock and common stock underlying outstanding convertible debentures and common stock warrants. Once effective, the prospectus contained within a registration statement can only be used for a period of time as specified by statute without there being a post-effective amendment filed that has become effective under the Securities Act of 1933.

If we fail to meet any obligations we have to have effective and current registration statements available, we may become obligated to pay damages to investors to the extent they may be entitled to damages. We cannot offer any assurances that we will be able to maintain the currency of the information contained in a prospectus or to obtain the effectiveness of any registration statement or post-effective amendments that we may file.

As a public company, we are subject to a significant amount of regulation. In the past we have received requests for information from the Securities and Exchange Commission and from Nasdaq. Any such inquiry or investigation that may result may adversely affect the market for our stock or our Company.

Regulators of public companies such as Isonics have the authority to commence inquiries and investigations where the regulators have concerns. The investigations, while involving the company, may not have anything to do with actions taken by the company or our failure to act. Furthermore, the regulators may not inform us when the issues they were addressing are resolved. From October 2004 through February 2005, both Nasdaq and the SEC requested documents from us with respect to inquiries they were undertaking. We also met with representatives of Nasdaq to discuss various issues. We provided information, which we believe to be responsive to all of the questions posed in the Nasdaq inquiry and to the SEC. We have not received any requests for additional information from either the SEC or NASDAQ since January 2005 and while we believe these issues are behind us, if any action resulted from these inquiries in the future, it may adversely impact us and our ability to carry on our business.

Provisions in our charter documents could prevent or delay a change in control, which could delay or prevent a takeover.

Our Articles of Incorporation authorize the issuance of “blank check” preferred stock with such designations, rights, and preferences, as may be determined by our Board of Directors. Accordingly, the Board of Directors may, without shareholder approval, issue shares of preferred stock with dividend, liquidation, conversion, voting, or other rights that could adversely affect the voting power or other rights of the holders of our common stock. Preferred stock could also be issued to discourage, delay, or prevent a change in our control, although we do not currently intend to issue any additional series of our preferred stock.

Provisions in our bylaws provide for indemnification of officers and directors to the full extent permitted by California law, which could require us to direct funds away from our business and products.

Our Bylaws provide for indemnification of officers and directors to the full extent permitted by California law, our state of incorporation. We may be required to pay judgments, fines, and expenses incurred by an officer or director, including reasonable attorneys’ fees, as a result of actions or proceedings in which such officers and directors are involved by reason of being or having been an officer or director. Funds paid in satisfaction of judgments, fines and expenses may be funds we need for the operation of our business and the development of our products, thereby affecting our ability to attain profitability. This could cause our stock price to drop.

Forward-looking statements may prove to be inaccurate

In our effort to make the information in this report more meaningful, this report contains both historical and forward-looking statements. All statements other than statements of historical fact are forward-looking statements within the meanings of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements in this report are not based on historical facts, but rather reflect the current expectations of our management concerning future results and events.

The forward-looking statements generally can be identified by the use of terms such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will” or other similar words or phrases. Furthermore, statements that describe our objectives, plans, or goals are, or may be, forward-looking statements.

Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Isonics to be different from any future results, performance and achievements expressed or implied by these statements.

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in the forward-looking statements in this prospectus. Other unknown or unpredictable factors also could have material adverse effects on our future results.